EXHIBIT 12

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                  Year Ended December 31,                             Transition
                                           ------------------------------------------------------------------------  Period Ended
                                                                                                                      January 31,
                                           1993(1)(2)    1994(1)(2)      1995(2)        1996(2)          1997(3)       1998 (4)
                                           ----------    ----------      -------        -------          -------      ---------
                                                                   (in thousands, except ratios)

Earnings before income taxes........         $23,781       $32,352       $4,322        $52,307           $43,923         $(114,340)
                                             =======       =======       ======        =======           =======         =========

Fixed Charges:

         Rent.......................           3,547         4,633        5,889          7,839            11,705             1,131
         Assumed Interest...........           1,182         1,544        1,963          2,613             3,902               377
         Amortization of debt
           issue costs..............              16           191          191            251               311                26
         Interest expense...........             601         3,553        3,512          5,667             9,233               865
                                            --------      --------      -------        -------          --------         ---------

Total fixed charges.................           1,799         5,288        5,666          8,531            13,446             1,268
                                            ========      ========      =======        =======          ========         =========

Earnings before fixed charges.......          25,580        37,640        9,988         60,838            57,369          (113,072)
                                            ========       =======      =======        =======          ========         =========

Ratio of earnings to fixed
         charges(5).................          14.217         7.118        1.763          7.131             4.267             (6)
                                             =======       =======      =======        =======          ========

---------------

(1) Includes the results of Dale, Gesek, McWilliams & Sheridan, Inc. ("DGM&S"), which was merged with and into a wholly owned subsidiary of the Company on August 30, 1995, and accounted for pursuant to the pooling of interests method. Data for the years ended December 31, 1993 and 1994 include the results of DGM&S for each of its fiscal years ended September 30.
(2)    Includes the results of Boston for each of its fiscal years ended January
       31.
(3)    Includes the results of Boston for the 11 months ended December 31, 1997.
(4) In January 1998, the Company changed its fiscal year end from December 31 to January 31. Accordingly, the one-month transition period ended January 31, 1998 is presented.
(5) For purposes of computing the ratio of earnings to fixed charges (i) earnings consist of consolidated income before income taxes plus fixed charges and (ii) fixed charges consist of interest expense, amortization of debt issue costs and the portion of rent expense deemed by the Company to be representative of the interest component.
(6) Earnings were insufficient to cover fixed charges by $113.1 million for the transition period ended January 31, 1998.